EXHIBIT 8.1

[LETTERHEAD OF SULLIVAN & CROMWELL]

June 19, 2003

WMC Finance (USA), Ltd,

60 City Road, Level 16,

Southbank, Victoria, Australia.

WMC Resources Limited,

60 City Road,

Southbank, Victoria 3006,

Australia.

WMC (Olympic Dam Corporation) Pty Limited,

60 City Road,

Southbank, Victoria 3006,

Australia.

WMC Fertilizers Pty Limited,

60 City Road,

Southbank, Victoria 3006,

Australia.

Ladies and Gentlemen:

We have acted as your tax counsel in connection with your offer to exchange up to $500,000,000 of your Guaranteed Notes due 2013, which have been registered under the Securities Act of 1933 (the “Act”), for $500,000,000 of your unregistered Guaranteed Notes due 2013, and up to $200,000,000 of your Guaranteed Notes due 2033, which have been registered under the Act, for $200,000,000 of your unregistered Guaranteed Notes due 2033. We hereby confirm to you that our opinion is as set forth under the caption “Material Tax Consequences—United States Taxation” in the prospectus included in the related Registration Statement on Form F-4, draft dated June 19, 2003, to be filed by WMC Finance (USA) Limited with the Securities and Exchange Commission (the “Registration Statement”).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “United States Taxation” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/    SULLIVAN & CROMWELL LLP